Exhibit 99.1

Monster Worldwide Reports 2005 Third Quarter Results

Diluted Earnings Per Share from Continuing Operations Increases 67% to $0.25; Income from Continuing Operations Grows 74% to $31 Million with Revenue Increasing 26% to $249 million

Cash Generated from Operating Activities of $66 Million with Free Cash Flow up 55% to $58 Million

Monster Division Revenue Grows 31% to $207 Million

New York, October 26, 2005— Monster Worldwide, Inc. (NASDAQ:MNST) today reported financial results for the third quarter and nine months ended September 30, 2005.

Total revenue increased 26% to $249.3 million in the third quarter of 2005 from $198.6 million in last year’s third quarter, while revenue at the Monster division grew 31% to $206.8 million over the $157.7 million recorded in the same period of 2004.  The Company’s Advertising & Communications business contributed $42.5 million to total revenue, a 4% increase over last year’s comparable quarter.

Organic revenue growth for the Company and the Monster division was 25% and 30%, respectively, compared to last year’s third quarter.   Income from continuing operations for the third quarter increased 74% to $30.8 million from $17.7 million in the 2004 third quarter.  Diluted earnings per share from continuing operations increased 67% to $0.25 over $0.15 for the third quarter of 2004.  Net income was $30.8 million, resulting in diluted earnings per share of $0.25, a 47% increase over $0.17 for the third quarter of 2004.  The Monster division’s deferred revenue balance at September 30, 2005 was $246.8 million, a 26% increase over last year’s third quarter.

Cash generated from operating activities in the third quarter of 2005 was $66.3 million compared with $42.1 million for the comparable year ago quarter.  Free cash flow, (a non-GAAP measure) defined as cash flow from operating activities less capital expenditures, increased to $57.8 million, a 55% increase, compared to $37.3 million in the third quarter of 2004.   At the end of the third quarter of 2005, Monster Worldwide’s net cash position, defined as cash and cash equivalents less debt, totaled $269 million, up from $135 million at December 31, 2004.

“We are extremely pleased to report that the momentum we experienced in the first half of the year continued in the third quarter and our outlook remains strong.  One of the many highlights of the quarter is the strong operating leverage we demonstrated in the North American Monster division, which contributed to our significant increase in earnings.  Once again, I would like to congratulate our global sales force for turning in another terrific performance,” said Andrew J. McKelvey, Chairman and CEO, of Monster Worldwide.  “We believe Monster’s high brand awareness, effective sales force, and expanding global presence position us well to continue to drive strong and consistent financial results. We recently took an important step forward in expanding our global footprint with the recent acquisition of JobKorea, the premier online recruitment website in South Korea.  The addition of JobKorea to the Monster family strengthens our leading position in the dynamic Asian human capital market and expands the Company’s strategy of leveraging Monster’s online recruiting expertise, scale and technology on a global basis.”

Nine Months Results

Monster Worldwide reported total revenue of $720.3 million for the nine months ended September 30, 2005 compared to $541.2 million in the first nine months of last year.  Income from continuing operations was $79.7 million, or $0.64 per diluted share compared to $43.2 million, or $0.36 per diluted share in last year’s comparable period.  Net income for the first nine months of 2005 was $71.0 million up from $48.6 million in the first nine months of 2004.  Diluted earnings per share was $0.57 compared to $0.41 reported for the first nine months of 2004.

Recent Developments/Operational Highlights

•                  In October, Monster Worldwide expanded its global presence with the acquisition of JobKorea (www.jobkorea.co.kr), the premier online recruitment web site in South Korea.  JobKorea serves more than three million registered users and utilizes an advanced eCommerce system and posting model, which emphasizes ease and self-service.  The acquisition is consistent with Monster’s strategy to expand its reach and capabilities in key Asian countries that represent a growing force in the world’s employment markets.  Monster Worldwide’s other Asian operations serve India, Singapore, and Hong Kong and the Company holds a 40% equity investment in ChinaHR.com, which serves the region’s largest and fastest growing Internet economy.

•                  During the 2005 third quarter, Monster launched a series of enhancements on Monster.com to help job seekers find and apply for more jobs in less time, while helping to provide employers with a more robust pool of quality applicants.  The new search and application technology is designed to facilitate a better match by identifying jobs that best fit seekers’ qualifications and career goals.  A new feature includes QUICKApply, which allows users to apply for a job with the click of a button, automatically sending all the essential information to an employer, including resume, cover letter and target job title.  Other enhancements include Recommended Jobs and Also Applied To, which present seekers with a customized listing of new, highly relevant job postings.

Supplemental Financial Information

The Company has made available certain supplemental financial information, in a separate document, that can be accessed directly at http://www.monsterworldwide.com/Q305.pdf or through the Company’s Investor Relations website at http://ir.monsterworldwide.com.

Business Outlook

The following forward-looking statements reflect Monster Worldwide’s expectations as of October 26, 2005.  These expectations do not include the effect of any future acquisitions or dispositions, implementation of accounting rule changes or factors outside of our control, which may have an impact on future financial results and are subject to the Special Note regarding forward-looking statements elsewhere in this release.

$’s in millions, except per share amounts	Fourth Quarter 2005	Full Year 2005

Total revenue	$260 - $267	$980 - $987
Monster division revenue	$218- $223	$812 - $818

Diluted EPS from continuing operations	$0.27 - $0.28	$0.91 - $0.92

Conference Call Information

Third quarter 2005 results will be discussed on Monster Worldwide’s quarterly conference call taking place on October 26, 2005 at 10:00 AM EST.  To join the conference call, please dial in on 888-568-1946 at 9:50 AM EST.  For those outside the United States, please call in on 212-341-7084.  The call will begin promptly at 10:00 AM EST.  Individuals can also access Monster Worldwide’s quarterly conference call online through the investor information section of the Company’s website at www.monsterworldwide.com.

Contacts

Investors:	Robert Jones, (212) 351-7032, bob.jones@monsterworldwide.com
Media:	David Rosa, (212) 351-7067, david.rosa@monsterworldwide.com

About Monster Worldwide

Founded in 1967, Monster Worldwide, Inc. is the parent company of Monster®, the leading global online careers property. The company also owns TMP Worldwide, one of the world’s largest Recruitment Advertising agency networks. Headquartered in New York with approximately 4,800 employees in 26 countries, Monster Worldwide (NASDAQ: MNST) is a member of the S&P 500 Index. More information about Monster Worldwide is available at www.monsterworldwide.com.

Monster is the leading global online careers property. A division of Monster Worldwide, Monster works for everyone by connecting quality job seekers at all levels with leading employers across all industries. Founded in 1994 and headquartered in Maynard, Mass., Monster has 26 local language and content sites in 24 countries worldwide. More information is available at www.monster.com or by calling 1-800-MONSTER. To learn more about Monster’s industry-leading employer products and services, please visit http://recruiter.monster.com.

Note on Discontinued Operations

On June 1, 2005, the Company disposed of its Directional Marketing segment.  As a result, substantially all the operating results of such businesses have been reclassified to discontinued operations for all periods presented.  Entities that were retained are now included with the results of the Company’s Advertising & Communications international business for all periods presented.

Notes Regarding the Use of Non-GAAP Financial Measures

Monster Worldwide, Inc. (the “Company”) has provided certain non-GAAP financial information as additional information for its operating results.  These measures are not in accordance with, or an alternative for, generally accepted accounting principles (“GAAP”) and may be different from non-GAAP measures reported by other companies.  The Company believes that its presentation of non-GAAP measures such as operating income before depreciation and amortization and free cash flow, provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations.  In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.

Operating income before depreciation and amortization is defined as income from operations before depreciation, amortization of intangible assets and amortization of stock based compensation. The Company considers operating income before depreciation and amortization to be an important indicator of its operational strength. This measure eliminates the effects of depreciation, amortization of intangible assets and amortization of stock based compensation from period to period, which the Company believes is useful to management and investors in evaluating its operating performance.  Operating income before depreciation and amortization is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies.

Free cash flow is defined as cash flow from operating activities less capital expenditures.  Free cash flow is considered a liquidity measure and provides useful information about the Company’s ability to generate cash after investments in property and equipment.  Free cash flow reflected herein is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies.  Free cash flow does not reflect the total change in the Company’s cash position for the period and should not be considered a substitute for such a measure.

Special Note:  Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, risks associated with acquisitions, competition, seasonality and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.